Exhibit 99.6

OMNIBUS AMENDMENT TO VOTING TRUST AGREEMENTS

This amendment (the “Amendment”), dated as of July 15, 2015, to each Voting Trust Agreement, referenced on Schedule B hereto, dated as the date set forth on Schedule B hereto, by and among Lord Securities Corporation, as trustee (the “Trustee” or any successor thereto), Wells Fargo Municipal Capital Strategies, LLC, a wholly owned subsidiary of Wells Fargo Bank, National Association, organized and existing under the laws of Delaware, including its successors and assigns by operation of law (“Wells” or the “Purchaser”) and Institutional Shareholder Services Inc. (the “Voting Consultant” or any successor thereto) relating to certain voting and consent matters concerning Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”) of each of the funds listed on Schedule A hereto (each, a “Fund”) (each, an “Agreement”) is entered into among the Trustee, the Purchaser and the Voting Consultant. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in each Agreement or in the Statement of Preferences or Statement, as applicable to such Fund (including by incorporation by reference).

WHEREAS, the Purchaser is the legal and Beneficial Owner of shares of VMTP Shares of each Fund pursuant to the terms of a purchase agreement, dated as of the same date as the Voting Trust Agreement referenced on Schedule B, by and between the Purchaser and each Fund (each, a “Purchase Agreement”);

WHEREAS, the parties hereto are parties to each Agreement; and

WHEREAS, the parties hereto desire to amend the terms of each Agreement as provided for herein.

ACCORDINGLY, each Agreement is hereby amended as follows:

1. Amendment to each Agreement

(i) The definition of “Voting Matters” in Section 1 of each Agreement is hereby amended to include the following, in addition to those matters set forth in each Agreement:

“; and (e) all other voting and consent rights of the Purchaser as Beneficial Owner of the Subject Shares unless such voting or consent rights relate to situations where the rights or seniority of the Beneficial Owners of the Subject Shares could be adversely affected (as determined by the Purchaser) (except, for the avoidance of doubt, this subsection (e) shall not allow the Purchaser to exercise those rights transferred specifically in Sections 1(a) through (d) of this Agreement).”

(ii) The definition of “Affiliate” in Section 2 of each Agreement is hereby amended and restated in its entirety:

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean (x) as defined for purposes of the 1940 Act and regulations thereunder, the power, direct or indirect, (A) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (B) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (y) as defined for purposes of the Bank Holding Company Act of 1956 and regulations thereunder, (A) directly or indirectly owning, controlling, or holding with power to vote 25% or more of any class of voting securities of such Person, (B) controlling in any manner the election of a majority of directors or trustees of such Person, or (C) having the power to exercise a controlling influence over the management or policies of such Person. For the purposes of this Agreement, the term “Affiliate” shall include a tender option bond trust of which the Purchaser and/or one or more of its Affiliates collectively owns a majority of the residual interests.

(iii) The first sentence of the second paragraph of Section 7 shall be amended to include the following language at the end thereof:

“provided that if the Voting Consultant does not believe, utilizing its commercially reasonable discretion, that it is qualified to perform the analysis of any voting or consent action required by Section 1(e) of this Agreement, the Voting Consultant shall refrain from making a voting or consent recommendation and provide notice to the Trustee and the Purchaser of such determination. The Trustee is obligated to act in accordance with the voting or consent recommendation made by the Voting Consultant in its voting or consent direction to the Purchaser. In all Voting Matters, the Trustee shall use the proxies granted to it by the Purchaser to vote or consent the Subject Shares in accordance with the voting or consent recommendation made by the Voting Consultant and the Purchaser shall not exercise any voting or consent rights in such matters.”

(iv) Section 7 of each Agreement is hereby amended to include the following sentence at the end of the third paragraph thereof:

“For the avoidance of doubt, the Purchaser shall not retain the right to vote or consent on any Voting Matters for which the Trustee does not provide a vote or consent on behalf of the Purchaser.”

(v) Section 8(b) of each Agreement is hereby deleted in its entirety and replaced with the following:

“(b) Of the Purchaser and the Voting Consultant. The Trustee shall indemnify and hold the Purchaser and the Voting Consultant and the Purchaser’s and the Voting Consultant’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Purchaser or the Voting Consultant in connection with the wilful misconduct or negligence of the Trustee in connection with the exercise of any powers or the performance of any duties by the Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Voting Consultant separately, such as may arise from the wilful misconduct or gross negligence of the Purchaser or the Voting Consultant, respectively. In no event shall the Trustee be liable for special, incidental, indirect or consequential damages.”

(vi) Section 9(a) of each Agreement is hereby deleted in its entirety and replaced with the following:

“(a) This Agreement and the voting trust created hereby shall terminate with respect to all of the Subject Shares (i) at the option of Wells, upon the non-payment of dividends on the VMTP Shares for two years or (ii) as provided with respect to certain transfers of Subject Shares in Section 3 above.”

(vii) Section 13 of each Agreement is hereby amended by deleting the contact information for the Trustee and replacing it with the following:

if to the Trustee:

Lord Securities Corporation

48 Wall Street

New York, New York 10005

Attention: Steven Novack

Telephone: (212) 346-9002

Email: steven.novack@tmf-group.com

2. Modification

The parties hereto hereby agree that, except as specifically amended herein, each Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. All references in each Agreement and other documents related thereto shall be references to the Agreement as amended by this Amendment. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under each Agreement, or constitute a waiver of any provision of any other agreement.

3. Benefit and Burden

This Amendment shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

4. Severability

The invalidity of any particular provision of this Amendment shall not affect the validity of the remainder hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provision were omitted.

5. Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

6. Applicable Law

This Amendment shall be construed and enforced in accordance with the law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF FEDERAL AND NEW YORK STATE COURTS OF COMPETENT JURISDICTION LOCATED IN NEW YORK COUNTY, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

7. Waiver

THE PURCHASER, THE TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AMENDMENT.

8. Counterparts

This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, as Purchaser

By:	/s/ Adam Joseph
Name: Adam Joseph
Title: President

LORD SECURITIES CORPORATION, as Trustee

By:	/s/ Irina Khaimova
Name: Irina Khaimova
Title: Vice President

INSTITUTIONAL SHAREHOLDER SERVICES INC., as Voting Consultant

By:	/s/ Marija Kramer
Name: Marija Kramer
Title: Managing Director

Schedule A

1. Nuveen Arizona Premium Income Municipal Fund (NAZ)

2. Nuveen AMT-Free Municipal Income Fund (NEA)

3. Nuveen Connecticut Premium Income Municipal Fund (NTC)

4. Nuveen Georgia Dividend Advantage Municipal Fund 2 (NKG)

5. Nuveen Pennsylvania Investment Quality Municipal Fund (NQP)

6. Nuveen Massachusetts Premium Income Municipal Fund (NMT)

7. Nuveen Michigan Quality Income Municipal Fund (NUM)

Schedule B

1. The voting trust agreement, dated as of December 10, 2013, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Arizona Premium Income Municipal Fund (NAZ).

2. The voting trust agreement, dated as of December 10, 2013, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen AMT-Free Municipal Income Fund (NEA).

3. The voting trust agreement, dated as of February 21, 2014, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Connecticut Premium Income Municipal Fund (NTC).

4. The voting trust agreement, dated as of May 20, 2014, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen George Dividend Advantage Municipal Fund 2 (NKG).

5. The voting trust agreement, dated as of May 20, 2014, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Pennsylvania Investment Quality Municipal Fund (NQP).

6. The voting trust agreement, dated as of July 1, 2014, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Massachusetts Premium Income Municipal Fund (NMT).

7. The voting trust agreement, dated as of December 10, 2013, by and among Lord Securities Corporation, Wells Fargo Municipal Capital Strategies, LLC and Institutional Shareholder Services Inc. relating to certain voting and consent matters concerning VMTP Shares of Nuveen Michigan Quality Income Municipal Fund (NUM).